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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                         MEMC Electronic Materials, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   552715-10-4
             -----------------------------------------------------
                                 (CUSIP Number)

 Richard A. Ekleberry          James R. Gillette             Linda D. Barker
 Texas Pacific Group    Leonard Green & Partners, L.P.     The TCW Group, Inc.
 301 Commerce Street,    11111 Santa Monica Boulevard,   865 S. Figueroa Street,
      Suite 3300                   Suite 2000                   Suite 1800
 Fort Worth, TX 76102        Los Angeles, CA 90025        Los Angeles, CA 90017
    (817) 871-4000              (310) 954-0416                (213) 244-0000

                                With copies to:

   Paul J. Shim, Esq.         Howard A. Sobel, Esq.        Charles F. Niemeth
    Cleary, Gottlieb,           Latham & Watkins          O'Melveny & Myers LLP
    Steen & Hamilton            885 Third Avenue,          153 East 53rd Street
    One Liberty Plaza              Suite 1000           New York, New York 10022
New York, New York 10006    New York, New York 10022         (212) 326-2000
     (212) 225-2000              (212) 906-1200
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  July 10, 2002
             -----------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (3-00)

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TPG Wafer Holdings LLC

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|
    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           00 - Contributions of Partners of Affiliates

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          TPG Wafer Partners LLC

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          00 - Contributions of Partners of Affiliates

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          TPG Advisors III, Inc.

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          Not Applicable

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          T3 Advisors, Inc.

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          Not Appicable

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          T3 Advisors II, Inc.

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          Not Appicable

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Green Equity Investors III, L.P.

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          00-Contribution of Partners

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Green Equity Investors Side III, L.P.

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          00-Contribution of Partners

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GEI Capital III, L.L.C.

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          Not applicable

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          OO - Limited Liability Company

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          LPG Management, Inc.

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          Not applicable

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Leonard Green & Partners, L.P.

    2     =====================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          Not applicable

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          TCW/Crescent Mezzanine Partners III, L.P.

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          WC

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          TCW/Crescent Mezzanine Trust III

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          WC

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          OO (Trust)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The TCW Group, Inc.

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          Not Applicable

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Nevada

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          HC, CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          TCW Asset Management Company

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          Not applicable

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          California

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          HC, CO, IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          TCW/Crescent Mezzanine III, LLC

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          Not Applicable

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------
CUSIP No. 552715-10-4
---------------------

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          TCW/Crescent Mezzanine III Netherlands, L.P.

    2     ======================================================================

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|
    3     SEC USE ONLY

    4     SOURCE OF FUNDS*

          WC

    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              7       SOLE VOTING POWER

    NUMBER OF SHARES          8       SHARED VOTING POWER
  BENEFICIALLY OWNED BY               191,637,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                             10       SHARED DISPOSITIVE POWER
                                      191,637,193 (See Items 4 and 5.)

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          191,637,193 (See Items 4 and 5.)

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          90.3% (See Items 4 and 5.)

   14     TYPE OF REPORTING PERSON*

          PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

            This Amendment No. 2 (this "Amendment") supplements Item 4 and amends and restates Item 5 of the Schedule 13D (the "Schedule") filed on November 21, 2001 as amended by Amendment No. 1 dated January 31, 2002 by the Reporting Persons with respect to the Common Stock of the Company. All capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Schedule.

Item 4.     Purpose of Transaction.

            Conversion of Preferred Stock.

            On July 10, 2002, at a special meeting of shareholders of the Company, the shareholders approved (1) pursuant to the rules and regulations of the New York Stock Exchange, the issuance of the Series A Preferred Stock, the Warrants and the shares issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants, (2) an amendment to the Company's restated certificate of incorporation (the "Certificate of Incorporation") authorizing a two-for-one reverse stock split, (3) an amendment to the Certificate of Incorporation authorizing an increase in authorized capital stock from 200,000,000 shares of Common Stock to 300,000,000 shares of Common Stock and (4) a future merger between the Company and TPG Wafer Holdings. TPG Wafer Holdings had agreed not to convert its shares of Series A Preferred Stock until such stockholder approval was obtained, and according to their terms, the Warrants were not exercisable until such shareholder approval was obtained.

            Effective as of July 10, 2002, TPG Wafer Holdings converted all of its 260,000 shares of Series A Preferred Stock plus accumulated and unpaid dividends into 125,010,556 shares of Common Stock of the Company pursuant to the terms of the Certificate of Designations for the Series A Preferred Stock.

Item 5.     Interest in Securities of the Issuer.

            (a), (b) The Reporting Persons may be deemed beneficially to own up to 191,637,193 shares of Common Stock, representing in the aggregate approximately 90.3% of the outstanding shares of Common Stock, based on the number of shares of Common Stock reported to be outstanding as of June 6, 2002 in the Company's Annual Meeting Proxy Statement, filed with the Commission on June 21, 2002, and assuming the exercise in full of the Warrants.

            Each of the Reporting Persons may be deemed to be part of one or more "groups" for purposes of Regulation 13D-G promulgated under the Securities Exchange Act of 1934, but disclaims that status.

            (c) Except as described herein, no transactions in shares of common stock of the Company were effected during the past 60 days by the Reporting Persons and the TPG Controlling Persons or to the best of their knowledge, any of the individuals identified in Item 2.

            (d) Not applicable.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Holdings LLC is true, complete and correct.

Dated:  August 9, 2002

                                           TPG WAFER HOLDINGS LLC


                                           By: /s/ Richard A. Ekleberry
                                               -------------------------------
                                           Name: Richard A. Ekleberry
                                           Title: Vice President


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Partners LLC is true, complete and correct.

Dated:  August 9, 2002

                                           TPG WAFER PARTNERS LLC


                                           By: /s/ Richard A. Ekleberry
                                               -------------------------------
                                           Name: Richard A. Ekleberry
                                           Title: Vice President


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Advisors III, Inc. is true, complete and correct.

Dated:  August 9, 2002

                                           TPG ADVISORS III, INC.


                                           By: /s/ Richard A. Ekleberry
                                               -------------------------------
                                           Name: Richard A. Ekleberry
                                           Title: Vice President

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors, Inc. is true, complete and correct.

Dated:  August 9, 2002

                                           T3 ADVISORS, INC.


                                           By: /s/ Richard A. Ekleberry
                                               -------------------------------
                                           Name: Richard A. Ekleberry
                                           Title: Vice President


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors II, Inc. is true, complete and correct.

Dated:  August 9, 2002

                                           T3 ADVISORS II, INC.


                                           By: /s/ Richard A. Ekleberry
                                               -------------------------------
                                           Name: Richard A. Ekleberry
                                           Title: Vice President


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors III, L.P. is true, complete and correct.

Dated:  August 9, 2002

                                           GREEN EQUITY INVESTORS III, L.P.

                                           By: GEI Capital III, LLC, its
                                           General Partner


                                           By: /s/ John Danhakl
                                               -------------------------------
                                           Name: John Danhakl
                                           Title: Manager

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to GEI Capital III, L.L.C. is true, complete and correct.

Dated:  August 9, 2002

                                           GEI CAPITAL III, L.L.C.



                                           By: /s/ John Danhakl
                                               -------------------------------
                                           Name: John Danhakl
                                           Title: Manager


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to LGP Management, Inc. is true, complete and correct.

Dated:  August 9, 2002

                                           LGP MANAGEMENT, INC.



                                           By: /s/ John Danhakl
                                               -------------------------------
                                           Name: John Danhakl
                                           Title: Vice President


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Leonard Green & Partners, L.P., is true, complete and correct.

Dated:  August 9, 2002

                                           LEONARD GREEN & PARTNERS, L.P.

                                           By: LGP Management, Inc., its
                                           General Partner



                                           By: /s/ John Danhakl
                                               -------------------------------
                                           Name: John Danhakl
                                           Title: Vice President

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors Side III, L.P. is true, complete and correct.

Dated:  August 9, 2002

                                           GREEN EQUITY INVESTORS SIDE III, L.P.

                                           By: GEI Capital III, LLC, its
                                               General Partner


                                           By: /s/ John Danhakl
                                               -------------------------------
                                           Name: John Danhakl
                                           Title: Manager


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Partners III, L.P. is true, complete and correct.

Dated:  August 9, 2002

                                           TCW/CRESCENT MEZZANINE PARTNERS III,
                                           L.P.


                                           By: TCW/Crescent Mezzanine III, LLC,
                                           its general partner


                                           By: /s/ Linda D. Barker
                                               --------------------------------
                                           Name: Linda D. Barker
                                           Title: Authorized Signatory

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine III Netherlands, L.P. is true, complete and correct.

Dated:  August 9, 2002

                                           TCW/CRESCENT MEZZANINE III
                                           NETHERLANDS, L.P.


                                           By: TCW/Crescent Mezzanine III, LLC,
                                           its general partner


                                           By: /s/ Linda D. Barker
                                               --------------------------------
                                           Name: Linda D. Barker
                                           Title: Authorized Signatory


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Trust III is true, complete and correct.

Dated:  August 9, 2002

                                           TCW/CRESCENT MEZZANINE TRUST III


                                           By: TCW/Crescent Mezzanine III, LLC,
                                           its managing owner


                                           By: /s/ Linda D. Barker
                                               --------------------------------
                                           Name: Linda D. Barker
                                           Title: Authorized Signatory

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to The TCW Group, Inc. is true, complete and correct.

Dated:  August 9, 2002

                                           THE TCW GROUP, INC.


                                           By: /s/ Linda D. Barker
                                               --------------------------------
                                           Name: Linda D. Barker
                                           Title: Authorized Signatory


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW Asset Management Company is true, complete and correct.

Dated:  August 9, 2002

                                           TCW ASSET MANAGEMENT COMPANY


                                           By: /s/ Linda D. Barker
                                               --------------------------------
                                           Name: Linda D. Barker
                                           Title: Authorized Signatory


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine III, LLC is true, complete and correct.

Dated:  August 9, 2002

                                           TCW/CRESCENT MEZZANINE III, LLC


                                           By: /s/ Linda D. Barker
                                               --------------------------------
                                           Name: Linda D. Barker
                                           Title: Authorized Signatory